U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Crown Auto Holdings, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	27-2131079
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2760 South State Street Salt Lake City, Utah 84115	Nevada Agency and Transfer Company 50 West Liberty Street Reno, NV 89501
(Name and address of principal executive offices)	(Name and address of agent for service)

Primary Standard Industrial Classification Code Number: 5500

Registrant's telephone number, including area code: (801) 541-4181

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|	Accelerated filer |__|
Non-accelerated filer |__|	Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM PRICE SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)
Common Stock	3,000,000 shares	$0.01	$30,000	$3.48

(1)	This price was arbitrarily determined by Crown Auto Holdings, Inc.
(2) (3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
Already paid in Registration Statement filed January 10, 2011 (File No. 333-171624).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
THE LAW OFFICES OF
RYAN ALEXANDER
520 South Fourth Street, Suite 340 · Las Vegas, Nevada 89101
Phone: (702) 868-3311 · Facsimile: (702) 868-3312

SUBJECT TO COMPLETION, Dated July 5 , 2011

PROSPECTUS
CROWN AUTO HOLDINGS, INC.
3,000,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 3,000,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.01 per share. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.01	None	$0.01
Total	$30,000	None	$30,000

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock are quoted on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”), which is sponsored by the Financial Industry Regulatory Authority (“FINRA”) formerly known as the National Association of Securities Dealers or NASD). The OTC Bulletin Board is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board through a market maker, public trading of our common stock may never materialize.  To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no guarantee we will find a market maker to file such an application, that an application will ever be approved, or that a trading market will ever develop or be sustained. If our common stock becomes quoted on the FINRA OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is:  July 5 , 2011

SUMMARY	5
RISK FACTORS	7
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	7
If we do not obtain additional financing, our business expansion plans will be delayed and we may not achieve profitable operations.	7
RISKS ASSOCIATED WITH OUR BUSINESS MODEL	7
If we are unable to succeed in marketing our dealership and making sufficient sales to support our expanded business operations, we will be unable to achieve profitable operations, and our business may fail.	7
If new competitors enter the market and emulate our business model, our sales and profitability may be materially negatively impacted.	9
If general economic conditions change, sales may be negatively impacted, and our business may fail.	9
If we are unable to continually restock our inventory, we will be unable to sustain or increase our sales pace, and our profitability may be materially negatively impacted.	9
If our products fail to perform to the satisfaction of our customers, we may receive negative publicity that would damage our brand and negatively impact sales, which could cause our business to fail.	10
If alternative forms of transportation become more affordable and widely available, our sales may be impacted, and our business may fail.	10
If we are unable to continually upgrade and expand our collections systems, our business may fail.	10
If we fail to respond to changes in consumer preferences in a timely manner, our sales may be adversely affected, and our business may fail.	10
Risks Associated with Management and Control Persons	10
If we are unable to retain our President and Director, Jim Katsanevas, and hire and retain other key personnel, we may not be able to implement our business plan.	10
We depend highly on our current and successor chief executive officer whose unexpected loss may adversely impact our business and with whom we do not have a formal employment agreement.	10
Because our President and Director, Jim Katsanevas, owns an aggregate of 62.5% of our outstanding common stock, investors may find that corporate decisions influenced by Jim Katsanevas are inconsistent with the best interests of other stockholders.	10
Because our President and Director, Jim Katsanevas, owns an aggregate of 62.5% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.	11
Because we are subject to additional regulatory compliance matters as a result of becoming a public company, which compliance includes Section 404 of the Sarbanes-Oxley Act of 2002, and our management has limited experience managing a public company, the failure to comply with these regulatory matters could harm our business.	11
Because our President and Director, Jim Katsanevas, has no experience running a public company, it is possible the business might not be successful.	12
RISKS RELATED TO LEGAL UNCERTAINTY	12
Because our business exposes us to personal injury and product liability claims, such claims could result in adverse publicity and harm to our brand and our results of operations.	12
Because our Certificate of Incorporation and Bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.	12
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	13
RISKS RELATED TO OUR SECURITIES	13
Because the offering price in this offering was arbitrarily determined, it bears no relationship to our assets, earnings, book value or any other objective criteria of value.	13
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	13
If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.	13
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	13
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	14
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	14
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the OTCBB bulletin board, the level of trading activity in our stock may be reduced.	14

Summary

We were incorporated as Crown Auto Holdings, Inc. on March 9, 2010, in the State of Nevada for the purpose of purchasing used vehicles at auctions and from other dealers and selling these vehicles specifically to consumers in Salt Lake City, Utah. We operate through our wholly-owned subsidiary Crown Auto, Inc., a Utah corporation that was formed on January 21, 1999.  Our dealership and executive offices are located at 2760 South State Street, Salt Lake City, Utah 84115.

We have focused on selling older model vehicles with an average age of six years and a price range of $3,000 to $15,000. Most of the vehicles we sell are priced under $10,000. The majority of our customers are credit-challenged buyers who are unable to qualify for financing elsewhere.

As of March 31, 2011, we had $475,348 in current assets and current liabilities in the amount of $579,739. Accordingly, we had a working capital deficit of $104,391 as of March 31, 2011. We plan to expand our operations by providing greater financing opportunities along with tighter credit policies to potential customers, increasing our standing inventory, and increasing our throughput. To accomplish these goals, we expect that we will need to purchase vehicles at a greater rate, and possibly move to a larger location. Demand for our vehicles is currently high, and we hope that having a greater selection of vehicles available at any given time will further increase demand.  We will need additional financing to accomplish our expansion plans.

The Offering

Securities Being Offered
Up to 3,000,000 shares of our common stock, which includes all issued and outstanding shares with the exception of those held by our President and Director, Jim Katsanevas, who holds 5,000,000 shares of our common stock.

Offering Price
The offering price of the common stock is $0.01 per share.  There is no public market for our common stock.  We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our stock will make it difficult to sell your shares in our stock.

We intend to apply to the FINRA OTC Bulletin Board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no guarantee we will find a market maker to file such an application, that an application will ever be approved, or that a trading market will ever develop or be sustained. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.  The selling shareholders’ determination of when and how to sell their shares will be in accordance with the methods and terms described in the “Plan of Distribution” section of this Prospectus.

Securities Issued and to be Issued	8,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President and Director, Jim Katsanevas, owns an aggregate of 5,000,000 shares of the common shares of our company (or 62.5%) and therefore has substantial control. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of December 31, 2009 (Audited)	As of December 31, 2010 (Audited)	As of March 31, 2011 (Unaudited)
Cash	$20,501	$66,652	$179,725
Total Assets	$409,395	$455,490	$475,348
Liabilities	$11,334	$576,327	$579,739
Total Stockholders’ Equity (Deficit)	$398,061	$(120,837)	$(104,391)

Statement of Operations	For the year ended December 31, 2009	For the year ended December 31, 2010	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Revenue	$1,696,625	$1,801,479	$580,745	$447,915
Net Income (Loss)	$(9,853)	$204,614	$16,446	$54,019

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly traded.  In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

If we do not obtain additional financing, our business expansion plans will be delayed and we may not achieve profitable operations.

We have limited assets and will require additional capital to complete the development of our business expansion plans. As of March 31, 2011, we had cash in the amount of $179,725. We have a working capital deficit of $104,391 as of March 31, 2011. Our business plan calls for ongoing expenses in increasing inventory, staff, financing, and marketing, and possibly moving to a larger location. If no additional financing is secured, we will not be able to pay our expenses to pursue our business plan. If that is the case, our business will not grow as desired. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. If we are unable to succeed in marketing our dealership and making sufficient sales to support our expanded business operations, we will be unable to achieve profitable operations.

Risks Associated with Our Business Model

If we are unable to succeed in marketing our dealership and making sufficient sales to support our expanded business operations, we will be unable to achieve profitable operations, and our business may fail.

If we are unable to succeed in marketing our dealership and making sufficient sales to support our expanded business operations, we will be unable to achieve profitable operations. Any time business operations are expanded, there is a substantial risk that sales will not meet expectations or even cover the increased cost of operations. General market conditions are unpredictable, and sales might be slow or even non-existent, and/or the products might not fit the needs of our target market sufficiently to induce sales. There is no way to predict the volume of product sales that will occur or even if sales will be sufficient to support our future operations. Numerous factors beyond our control may affect the marketability of the products offered. These factors include, but are not limited to, consumer demand and emerging competition. The exact effect of these factors cannot be accurately predicted, but it is possible they may result in our not receiving an adequate return on our invested capital.

If new competitors enter the market and emulate our business model, our sales and profitability may be materially negatively impacted.

Used Vehicle Sales is a highly competitive arena with competition continually increasing. There is no assurance that there will not be future competition from other companies that could potentially enter the market and try to emulate our business model. This could result in a decrease in revenue, reduced operating margins and a loss of market share for us at a later date. To remain competitive in both revenue and access to resources and capital, we may be required to make substantial investments in our advertising, financing, and sales and marketing activities. In addition, in the event that competitors enter the marketplace, we might face pressure from competitors on the sales prices of our products, as well as from potential customers. As a result of any of these factors, there could be a material adverse effect on our sales and profitability.

If general economic conditions change, sales may be negatively impacted, and our business may fail.

The national economy is affected by numerous factors and conditions, all of which are beyond our control, including (a) Interest rates; (b) Inflation; (c) Employment levels; (d) Changes in disposable income; (e) Financing availability; (f) Federal and state income tax policies; and (g) Consumer confidence. The volume of used vehicles, which we sell through our dealership, has increased since general economic conditions have deteriorated nationally over the past three years. In uncertain economic times, consumers are more likely to purchase used vehicles than new vehicles because new vehicles are more expensive and depreciate quickly in the early years of ownership. Employment and economic uncertainty tends to encourage fiscal responsibility, which increases sales of used cars. If national economic conditions and economic conditions in the Salt Lake City area specifically, improve dramatically, consumer spending may trend away from used vehicles and begin to favor new vehicles. Similarly, if economic conditions locally or nationally become significantly worse, consumers may forego purchasing used vehicles for repairing their current vehicles or public transportation. Also, worsening economic conditions may prompt the federal government into supporting another stimulus package, which might encourage consumers to purchase new vehicles, but not used ones. Any of these changes in economic conditions could have a negative material impact on our business and cause us to fail.

If we are unable to continually restock our inventory, we will be unable to sustain or increase our sales pace, and our profitability may be materially negatively impacted.

We currently purchase vehicles for our dealership inventory primarily from auctions held by government and financial institutions (vehicles that have been seized by law enforcement officers or repossessed by creditors), and from new vehicle dealerships (vehicles that have been traded in for credit when a consumer purchases a new vehicle). The availability of vehicles through these pipelines may fluctuate. It is possible that we will be unable to purchase a sufficient number of vehicles to keep a full inventory of used vehicles, particularly as we are planning to increase our base inventory level. If we are unable to keep a full inventory of used vehicles on our lot, our sales volume may decrease, our reputation for having a wide selection of vehicles may be harmed, and our revenue and profitability may be materially negatively impacted. If the availability of used vehicles is reduced, we may need to pay more than standard prices or pay transportation fees to purchase vehicles from other geographic areas. Either would increase our expenses and reduce our profitability and our business may fail.

If our products fail to perform to the satisfaction of our customers, we may receive negative publicity that would damage our brand and negatively impact sales, which could cause our business to fail.

We rely upon brand awareness and our reputation in the community to help drive our sales. If our customers purchase vehicles from us, which fail to perform to their expectations, we may receive negative publicity and the value of our brand may be negatively impacted. Similarly, an accident involving one of our products could result in negative publicity and a negative impact on our business. If our reputation for providing quality, affordable used vehicles is damaged, our financial condition may be negatively impacted, and our business may fail.

We may be, from time to time, subject to claims due to the injury of an individual from the products that we sell. Any personal injury claim made against us, whether or not it has merit, could be time consuming, result in costly litigation expenses and damages, result in adverse publicity or damage to our reputation and have an adverse effect on our results of operations.

If alternative forms of transportation become more affordable and widely available, our sales may be impacted, and our business may fail.

Consumers purchase used vehicles for a number of reasons, including the affordability and practicality of used vehicles. Any number of events could impact the public’s view of used vehicle affordability. If economic conditions improve, consumers may have more disposable income for large purchases, such as new vehicles. If new vehicle prices drop significantly, consumers may be lured away from used vehicles to new vehicles. If economic conditions deteriorate, consumers may forego individual transportation altogether, and begin to support and utilize public transportation more fully. Any of these events, or other currently unforeseen events, could serve to reduce consumer demand for used vehicles, negatively impact our business, and cause our business to fail.

If we are unable to continually upgrade and expand our collections systems, our business may fail.

If we are unable to continually upgrade and expand our collections systems in order to keep up with the technological change within our industry, we will not be able to compete within our industry and our business will fail. The in-house financed used vehicle market is characterized by aggressive collections and frequent repossessions. The technology used to support these efforts include starter interrupts and GPS tracking systems. As defaulting customers become more sophisticated and learn to counter these systems, new technology evolves to aid the industry. Our future success will depend, in part, on our ability to change and evolve, and to use technologies effectively. There can be no assurance that we will be successful in this change and evolution on a timely basis.

If we fail to respond to changes in consumer preferences in a timely manner, our sales may be adversely affected, and our business may fail.

Our financial performance depends on our ability to identify and respond to product trends, as well as to anticipate, gauge and react to changing consumer preferences in a timely manner. For example, SUV’s and other large vehicles are in greater demand when gas prices are perceived to be relatively low by consumers, whereas sales of such vehicles are slow and difficult when gas prices are perceived to be high. We want to remain appealing to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. The used vehicle business fluctuates according to changes in consumer preferences and perceived value. These fluctuations affect the merchandise in stock since purchases are made in advance of the retail sale, at times before trends and high-demand products are evidenced by consumer purchases. If we misjudge the market for our products, we may find ourselves providing unwanted products and unable to secure providers for high-demand products.

Risks Associated with Management and Control Persons

If we are unable to retain our President and Director, Jim Katsanevas, and hire and retain other key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having our officer and director, Jim Katsanevas, is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of Mr. Katsanevas may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Mr. Katsanevas  may have to seek to obtain outside independent professionals to assist him in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of Mr. Katsanevas  could have a material adverse effect on our operating results and financial condition.

We depend highly on our current and successor chief executive officer whose unexpected loss may adversely impact our business and with whom we do not have a formal employment agreement.

We currently rely heavily on the expertise, experience and continued services of Jim Katsanevas, our Chief Executive Officer. We presently do not have an employment agreement with Mr. Katsanevas and there can be no assurance that we will be able to retain him. The unexpected loss of Mr. Katsanevas may have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

Because our President and Director, Jim Katsanevas, owns an aggregate of 62.5% of our outstanding common stock, investors may find that corporate decisions influenced by Jim Katsanevas are inconsistent with the best interests of other stockholders.

Jim Katsanevas is our sole officer and director.  He owns approximately 62.5% of the outstanding shares of our common stock. Accordingly, he will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Jim Katsanevas may still differ from the interests of the other stockholders.

The direction Jim Katsanevas takes the company may also differ from the interests of the other stockholders.  He has sole power to decide every aspect of our business, including fundamental decisions like raising money, which could dilute your ownership in our company, spending investment funds and any future revenue, pursuing business direction, deciding his pay as an officer and director, deciding on what contracts to sign, and other important matters.  These decisions may differ radically from the choices you would make as an investor in our company.

Because our President and Director, Jim Katsanevas, owns an aggregate of 62.5% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.

Our President and Director, Jim Katsanevas, owns 5,000,000 shares of our common stock, which equates to 62.5% of our outstanding common stock.  There is presently no public market for our common stock although we plan to apply for quotation of our common stock on the FINRA OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no guarantee we will find a market maker to file such an application, that an application will ever be approved, or that a trading market will ever develop or be sustained. If our shares are publicly quoted on the OTC Bulletin Board, Jim Katsanevas will be eligible to sell his shares publicly subject to the volume limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Because we are subject to additional regulatory compliance matters as a result of becoming a public company, which compliance includes Section 404 of the Sarbanes-Oxley Act of 2002, and our management has limited experience managing a public company, the failure to comply with these regulatory matters could harm our business.

Our sole officer and director and outside professionals will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company and we may not successfully or efficiently manage this transition. Jim Katsanevas, our President and Director, has no experience running a public company.  For now, he will rely heavily on legal counsel and accounting professionals to help with our future SEC reporting requirements.  This will likely divert needed capital resources away from the objectives of implementing our business plan.   These expenses could be more costly that we are able to bear and could result in us not being able to successfully implement our business plan.

We expect rules and regulations such as the Sarbanes-Oxley Act of 2002 will increase our legal and finance compliance costs and make some activities more time-consuming than in the past. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company. Furthermore, after any applicable transition period for new public companies, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management report on, and our independent auditors to attest to, the effectiveness of our internal control structure and procedures for financial reporting in our annual reports on Form 10-K. Section 404 compliance efforts may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective, we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our stock. Furthermore, whether or not we comply with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement necessary procedures or changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors.

Because our President and Director, Jim Katsanevas, has no experience running a public company, it is possible the business might not be successful.

Mr. Katsanevas has no experience serving as an officer or director of a public company, or experience with the reporting or financial disclosure requirements which public companies are subject to. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to his ultimate lack of experience with public companies and their reporting requirements in general.

Risks Related to Legal Uncertainty

Because our business exposes us to personal injury and product liability claims, such claims could result in adverse publicity and harm to our brand and our results of operations.

We may be, from time to time, subject to claims due to the injury of an individual from the products that we sell. While our purchase orders generally require the customer to indemnify us against any product liability claims, there is a risk that if there is a human injury or death we would not be indemnified. Any personal injury claim made against us or any product liability claim made against us, whether or not it has merit, could be time consuming, result in costly litigation expenses and damages, result in adverse publicity or damage to our reputation and have an adverse effect on our results of operations.

Because our Certificate of Incorporation and Bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our Certificate of Incorporation, Bylaws, and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.

Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

Because the offering price in this offering was arbitrarily determined, it bears no relationship to our assets, earnings, book value or any other objective criteria of value.

The $0.01 per share offering price of our common stock was arbitrarily chosen. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.  We have not performed a valuation of our company or our common stock, and do not intend to do so for purposes of this offering.  Investors must therefore rely on their own assessment of our stock in making a determination to purchase in this offering.

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be quoted on the bulletin board, or, if quoted, a public market may not materialize. If our common stock is not quoted on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.
If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

If we are successful in having our shares quoted on the OTC Bulletin Board, the trading market for our common stock may be affected by, among other things, the research and reports that securities analysts publish about our business and our company.  We do not have any control over these analysts.  There is no guarantee that securities analysts will cover our common stock.  If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price.  If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline.  If one or more of these analysts ceases to cover us or fails to publish regular reports about us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 3,000,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 37.5% of the common shares outstanding as of the date of this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the OTC Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.01 per share offering price of our common stock was arbitrarily chosen. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the FINRA OTC Bulletin Board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no guarantee we will find a market maker to file such an application, that an application will ever be approved, or that a trading market will ever develop or be sustained. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.

The selling price of $0.01 per share will be fixed until the shares are quoted on the over the counter bulletin board. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,000,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that closed in May of 2010 that was exempt from Registration under Regulation D of the Securities Act of 1933, as amended. We have filed a Form D in connection with the May 2010 offering.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of July 5 , 2011, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 8,000,000 shares of common stock outstanding on July 5 , 2011.

Name of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Kesha Brooks	100,000	100,000	0	0
Ettya Bulkovshteyn	100,000	100,000	0	0
Susan Caslow	100,000	100,000	0	0
Susan B. Cohen	100,000	100,000	0	0
Leslie C. Cooper	100,000	100,000	0	0
Teresa Duncan	100,000	100,000	0	0
Monika Elkaylany	100,000	100,000	0	0
Paul Ford	100,000	100,000	0	0
Ashely Galbratith	100,000	100,000	0	0
George Gergerakis	100,000	100,000	0	0
Kathi Gergerakis	100,000	100,000	0	0
Alma Katsanevas	100,000	100,000	0	0
Chris Katsanevas	100,000	100,000	0	0

Mike M. Katsanevas	100,000	100,000	0	0
Manuel Katsanevas	100,000	100,000	0	0
Katherine K. Kogianes	100,000	100,000	0	0
Ted Kogianes	100,000	100,000	0	0
Melinda Lester	100,000	100,000	0	0
Ching-Chou Lin	100,000	100,000	0	0
Ming-Fa Lin	100,000	100,000	0	0
Stephen Lin	100,000	100,000	0	0
Francisco Ocejo	100,000	100,000	0	0
Maria G. Ocejo	100,000	100,000	0	0
Eric Piime	100,000	100,000	0	0
John S. Sargetakis	100,000	100,000	0	0
Alex Shats	100,000	100,000	0	0
Lucille N. Shearer	100,000	100,000	0	0
Joseph Taranovich	100,000	100,000	0	0
Lisa Trenfield	100,000	100,000	0	0
Ilya Vaisberg	100,000	100,000	0	0

Aside from the following, none of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

George Gergerakis (father in-law), Kathy Gergerakis (mother in-law), Alma Katsanevas (father's wife), Chris Katsanevas (borther), Mike M. Katsanevas (brother), Manuel Katsanevas (father), Katherine K. Kogianes (sister), Ted Kogianes (brother in-law) and John S. Sargetakis (cousin) are all related to our officer and director, Jim Katsanevas.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no guarantee we will find a market maker to file such an application, that an application will ever be approved, or that a trading market will ever develop or be sustained. The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become quoted on the FINRA OTC Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the FINRA OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes quoted on the OTC Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

Our sole executive officer and directors and his age as of July 5 , 2011 is as follows:

Name	Age	Position Held with the Company
Jim Katsanevas	46	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director

Set forth below is a brief description of the background and business experience of our executive officer and directors.

Jim Katsanevas is our President, CEO, and sole officer and director. He is also our founder, and has held these positions since our incorporation. In his role as President, Mr. Katsanevas is responsible for overseeing the general direction and daily operations of the company. Prior to founding Crown Auto, LLC in 1997, Mr. Katsanevas joined Internet Properties in Salt Lake City as a licensed real estate agent. In this position, he represented both buyers and sellers of both residential and commercial properties. He still maintains his real estate license with Internet Properties. Mr. Katsanevas graduated from Westminster College in Salt Lake City, Utah with an MBA in 1992.

Mr. Katsanevas has over 10 years experience in the used car industry.  He has successfully operated Crown Auto, Inc., our wholly owned subsidiary, during this time. From his experience in the industry, we believe he possesses the skills and attributes to expand our operations.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Significant Employees

We do not currently have any significant employees aside from Jim Katsanevas.

Involvement in Certain Legal Proceedings

During the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of   July 5 , 2011, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership(1)	% of Common Stock(2)
Jim Katsanevas 2760 South State St Salt Lake City, UT 84115	Common Stock	5,000,000 Shares	62.5%
DIRECTORS AND OFFICERS – TOTAL (One Director and Officer)		5,000,000 Shares	62.5%

5% SHAREHOLDERS
None other than Mr. Katsanevas	Common Stock

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 8,000,000 shares of common stock issued and outstanding for the company as of July 5 , 2011.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of July 5 , 2011, there were 8,000,000 shares of our common stock issued and outstanding.  Our shares are held by thirty-one (31) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ryan Alexander, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Sadler Gibb & Associates, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Sadler Gibb & Associates has presented his report with respect to our audited financial statements. The report of Sadler Gibb & Associates is included in reliance upon his authority as an expert in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as Crown Auto Holdings, Inc. on March 9, 2010, in the State of Nevada for the purpose of purchasing used vehicles at auctions and from other dealers and selling these vehicles specifically to consumers in Salt Lake City, Utah. We operate through our wholly-owned subsidiary Crown Auto, Inc., a Utah corporation.  Our dealership and executive offices are located at 2760 South State Street, Salt Lake City, Utah 84115.

On April 20, 2010, we entered into a share exchange agreement with Crown Auto, Inc., whereby we acquired all of the issued and outstanding shares of the Utah corporation in exchange for 5,000,000 shares of our common stock to the sole owner of Crown Auto, Inc., and our officer and director, Jim Katsanevas.

Jim Katsanevas, our President and Director, is a person that may be described as a “promoter” as defined in Rule 405 of the Securities Act by virtue of his role in founding and organizing our company.

Our fiscal year end is December 31.

Description of Business

Business of Company

We are a used automobile dealership engaged in the business of purchasing used vehicles at auctions and from other dealers and selling these vehicles specifically to consumers in Salt Lake City, Utah. We have focused on selling older model vehicles with an average age of six years and a price range of $3,000 to $15,000. Most of the vehicles we sell are priced under $10,000. The majority of our customers are credit-challenged buyers who are unable to qualify for financing elsewhere.

We plan to expand our operations by providing greater financing opportunities to potential customers, increasing our standing inventory, and increasing our throughput. To accomplish these goals, we expect that we will need to purchase vehicles at a greater rate, and possibly move to a larger location. Demand for our vehicles is currently high, and we hope that having a greater selection of vehicles available at any given time will further increase demand.

Used Vehicles

Consumers who are seeking transportation have a number of options available to them. We compete to sell used vehicles to consumers. Following are some of the advantages for consumers to choose used vehicles over new vehicles. We seek to educate consumers regarding these reasons to further our business goals.

Affordability

The purchase price of a used vehicle is significantly less than the purchase price of a new vehicle, and the price spread between new and used is widening. According to cars.com, CNW Marketing Research figures indicate that the average transaction price, before taxes and fees, on a new car in 2008 was $25,536. The average used car transaction was $8,244 during that same time period. Unless leasing, the initial of a new vehicle is substantial. Financial institutions typically require down payments of approximately 10 percent on a new-car loan. http://www.cars.com/go/advice/Story.jsp?section=buy&story=nuUsed&subject=new_used&referer=&aff=national.

Avoiding Depreciation

When a new vehicle is driven off the dealership lot, its value will drop significantly in the early years of ownership. A new mainstream vehicle typically loses at least 30 percent of its value in the first two years of ownership. Used vehicles have often already depreciated significantly and, lose additional value at a much slower rate.

Improving Reliability

The reliability and durability of vehicles has progressively increased over the years. Vehicles are now intended to last for 100 thousand miles or more. Also, many used vehicles well cared for or refurbished, and are in like-new mechanical and cosmetic condition.

Less Risk

When a new vehicle enters the market, it hasn't undergone real consumer road testing. Oftentimes, it isn't until many people are using the vehicle daily that an assembly line mechanical problem surfaces or drivers realize an irritation such as the trunk space is not adequate for an average family's needs. A buyer can research used vehicle makes and models online to uncover a wealth of performance reviews and real-world commentary from everyday drivers.

In addition to performance reviews, crash statistics for a used vehicle are better understood than that of a new vehicle. Before a new vehicle is released, it has normally only undergone a series of controlled crash tests. However, it isn't until 1-3 years after a vehicle is released that there is enough information available to discern how a vehicle will perform in a real crash.

Affordable Options

Options such as sunroofs and navigation systems are exceedingly expensive when buying a new vehicle. This definitely applies when dealing with a manufacturer that packages many of them together. When buying used vehicles, a consumer gets more of these options for their money. The buyer may not be able to afford many options on a new vehicle, but they may be able to find a used vehicle with some of the features they are seeking.

Advantages over Leasing

Some consumers choose to lease new vehicles rather than buy new or used ones. However, there are disadvantages associated with leasing as well. If consumers do not like the vehicle, there are usually fees involved in the early termination of a lease. Additionally, some leasing companies will require the lessee to pay off the remainder of the vehicle lease contract before releasing them from the lease. Leasing a vehicle can also lead to higher insurance rates since a leased vehicle may require more coverage than a purchased used vehicle. Most leases have a limit on the number of miles the lessee may drive, usually anywhere between 12,000 and 15,000 allowable miles per year. Excessive mileage costs more money, usually about 10 to 15 cents per mile over the agreed upon yearly figure. Like mileage, there are limitations on the wear of a vehicle under a lease. Exceeding these wear limitations may result in more fees. Stringent credit requirements for leasing also present an obstacle to many people.

Used Automobile Dealership Industry

The current economic recession has wounded nearly every U.S. industry. New automobile dealerships in particular have confronted huge challenges and are striving to adapt and endure in this economy. Used automobile dealerships, however, have realized some major advantages over new automobile dealerships during this recession. Consumers seeking more value for their money are discouraged by the high rate of depreciation of new vehicles. Rising unemployment rates and dwindling bank accounts have discouraged or prevented many consumers from buying big-ticket items such as new vehicles. Many consumers are now looking for more practical and less expensive transportation options, and are recognizing the benefits and cost-effectiveness of buying a used vehicle.

CNW Research indicates that 2009 used-automobile sales of $66 billion represents a 2.5 percent increase over 2008. While franchised dealers saw their used sales fall 2.7 percent, independent dealers' used sales climbed 8.6 percent. There was also an 11.5 percent gain in the consumer price index for used vehicles during January 2010, according to the most recent data from the Bureau of Labor Statistics.

Our Products

The rising demand by increasingly value-conscious consumers for affordable vehicles in Northern Utah has resulted in what we anticipate will be a highly receptive potential market for our planned growth. Consumers who are now carefully rationing their expenditures are seeking products that will satisfy their need for reasonably priced vehicles. We feel that the high rate of depreciation of new vehicles combined with the increased reliability of used vehicles will also contribute to consumer demand for our products, and support our planned growth.

We are a used automobile dealership engaged in the business of purchasing used vehicles at auctions and from other dealers, and selling those vehicles to consumers in Salt Lake City, Utah. Our subsidiary started as a used automobile dealership, known as Crown Auto, LLC, in 1997 and was later converted into a corporation in the state of Utah on January 21, 1999. We have remained in the same location on a 0.4 acre lot on State Street in Salt Lake City since our inception. Our lot on State Street is located in an area that has a large number of new and used auto dealerships – a central location where consumers go when considering a vehicle purchase. We are a low volume used automobile dealership focusing on cash transactions or in-house financing.

Currently, we generally hold 50-60 vehicles in inventory. We specialize in selling older model vehicles with an average age of six years and a price range of $3,000 to $15,000. Most of the vehicles we sell are priced under $10,000. The majority of our customers are credit-challenged buyers, usually with credit scores in the 400-500 range, who are unable to qualify for purchase from more conventional automobile credit facilities or third party financial institutions. As a result, we provide in-house financing to many of our customers. Although we attempt to obtain 33 percent for down payments for such in-house financed transactions, our customers typically pay a down payment of approximately 25 percent of the purchase price of the automobile, and sometimes as low as 20 percent. We require payment of the balance of the principal and interest over 18 months. We typically charge 24 percent annual interest for life of the 18-month loan, which is secured by a lien on the automobile. The buyer is required to maintain collision insurance on the collateral that names Crown Auto as the payee. In connection with our in-house financing, we are subject to licensure with the Utah Department of Financial Institutions.  We renew our license annually with the department.  We are current until January 31, 2012.

Expansion of Operations

We are currently located on a 0.4 acre lot and maintain an average inventory of 55 vehicles at all times. We plan to increase our sales through one of two methods. First, we will seek to identify and purchase a larger location, and move our lot to the larger location. This would allow us to hold more cars in inventory, attracting more customers by having a greater selection of vehicles. We expect that this strategy would increase our sales significantly.

We have not identified, and may not be able to identify and purchase a larger property in an ideal location for a used vehicle dealership. Also, we may determine that a larger lot is not the best growth strategy for us. In this case, we will then pursue our alternative growth plan, which consists of increasing the throughput of used vehicles through our existing lot by making financing available to a greater number of customers.

As we cater to consumers with poor credit scores, there is a risk that they will default on the financing we make available to them. To mitigate these risks, we intend to continue engaging in the following practices, which we have found effective:

•
We charge higher interest rates for shorter terms than individuals could obtain through conventional financing if they were able to qualify for such financing. This results in higher monthly payments, but payments last for only 18 months. By doing this we focus our financial risk of each transaction into a relatively short period of time. The high payments ensure that we recover our principal quickly. Also, if defaults occur and we are able to recover the vehicle, little time has passed, and, therefore, little depreciation of the vehicle has occurred.

Sales and Distribution Strategy

Our goal is for our company to become a leading dealership in the used automobile marketplace in Salt Lake City, Utah. In order to achieve our goal, we intend to increase awareness of our products with potential customers, who we anticipate will be consumers influenced by the recession to make more economical purchases. We intend to do this primarily by engaging in traditional media advertising. We intend to use traditional media to promote our product directly to the public to raise public awareness of our products. A value-conscious public could pull our products through the supply chain if they are properly educated regarding our products and the benefits of buying used as opposed to new vehicles. Local discount classified advertising newspapers and local radio spots are affordable and effective marketing tools for reaching our target audience. We intend to use both regularly in order to increase our brand awareness within the community as well as to promote and sell specific vehicles in our inventory. Our marketing efforts will be focused on the state of Utah, and specifically the Salt Lake City area.

Competition

We compete with a number of established dealerships who sell used vehicles in and around Salt Lake City, Utah. Some of these companies enjoy brand recognition which exceeds that of our brand name. We compete with several dealerships, which have significantly greater financial, distribution, advertising, and marketing resources than we do, including:

•
Steve’s Auto Sales has been in business for 40 years. The large majority of their customers pay cash or utilize in-house financing. They previously held an average of 50 vehicles in inventory, but recently reduced to approximately 25 due to changes in the economic environment. They advertise specifically to customers with “bad credit, no credit, divorce, bankruptcy, repossession, judgments, first time buyers, and tax liens.”

•	First Class Cars has been in business since 1984 and holds about 100 vehicles in inventory.
•
CJ Prestman Used Car Department stocks Certified Used Vehicles and advertises “a huge selection of makes/models to choose from,” including used trucks, sport utility vehicles, and cars from Chevrolet, Honda, Toyota, Nissan, Dodge, GMC and others. They advertise that all of their used vehicles have had a mechanical inspection, come with a Car Fax history report and an available extended warranty. They also serve the surrounding areas of Murray, Bountiful, Taylorsville, Kaysville, Centerville, Draper, Holladay, Woods Cross, Provo, Lehi, and Orem.

•	Low Book Sales advertises easy financing, a strategic buying program, free 45-day warranty, a seven-day exchange policy, and up-front pricing. They emphasize “stress-free automobile shopping.”
•
Ken Garff Nissan Salt Lake was founded in 1932 and claims to be “considered by Utah residents to be the most preferred new car and used car dealer in the whole State of Utah.”  The Ken Garff Automotive Group holds an inventory of nearly 5,000 new, certified pre-owned, and used cars total at 39 locations. Their Back U Up promise includes 24/7 roadside assistance, best price guarantee, lifetime engine warranty, as well as full service, repair, parts, and collision repair.

We compete primarily on the basis of quality, brand name recognition, financing, and price. We believe that our success will depend upon our ability to remain competitive in our product areas. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Regulatory Matters

Used Car Rule

Automobile dealers who sell more than five used vehicles in a 12-month period must comply with the Federal Trade Commission's (FTC’s) Used Car Rule. A dealer must post a Buyers Guide before he “offers” a used vehicle for sale. A vehicle is offered for sale when he displays it for sale or lets a customer inspect it for the purpose of buying it, even if the car is not fully prepared for delivery. This requirement also applies to used vehicles for sale on the lot through consignment, power of attorney, or other agreement. The Used Car Rule was enacted to prevent and discourage oral misrepresentations and unfair omissions of material facts by used motor vehicle dealers concerning warranty coverage. The main purpose of the Guide is to provide important information to consumers about used vehicles they are considering purchasing and to ensure that consumers get information in writing about any warranty protection they have if there is a problem with the vehicle.

Previously titled or not, any vehicle driven for purposes other than moving or test driving is considered a used vehicle, including light-duty vans, light-duty trucks, demonstrators, and program cars that meet the following specifications:

•	a gross vehicle weight rating (GVWR) of less than 8,500 pounds;
•	a curb weight of less than 6,000 pounds; and
•	a frontal area of less than 46 square feet.

Exceptions to the Rule are:

•	motorcycles;
•	any vehicle sold for scrap or parts if the dealer submits title documents to the appropriate state authority and obtains a salvage certification; and
•	agricultural equipment.

Red Flags Rule

As of May 1, 2009, creditors and financial institutions must develop and implement written identity theft prevention programs.

Fair Credit Reporting Act

Under the federal Fair Credit Reporting Act, a car dealer must always get your permission to look at your credit report. He or she can get that permission in writing—when you sign a release or a loan application—or by implication, without your signature, if there is a “legitimate business need.”

Gramm-Leach-Bliley Act

Under the Gramm-Leach-Bliley Act, the Safeguards Rule, enforced by the FTC, requires financial institutions to have a security plan to protect the confidentiality and integrity of personal consumer information.

The Patriot Act

The purpose of the Patriot Act is to strengthen existing requirements and enact new regulations dealing with terrorism, homeland security and financial disclosures to prevent the funding of terrorist activities, domestically and abroad. The Act requires dealerships to establish and maintain anti-money laundering programs. The Act also requires dealers to respond to information requests from Federal government law enforcement agencies. Upon receipt of such a request, a dealership must expeditiously search its records to determine whether it maintains or has maintained any account for, or has engaged in any transaction with, each individual, entity, or organization named in the government's request.

State Regulations

The state of Utah currently requires every dealership to be bonded for $75,000. The current cost of maintaining this bond is $800 per year. There is the possibility that the bond amount may be increased by the state legislature. If this occurs, the cost of maintaining the bond would increase. Also, the requirements associated with qualifying for a larger bond will be more restrictive, and there is a chance that we would not qualify.

Intellectual Property Protection

We do not currently have any intellectual property, and we do not have plans to acquire any intellectual property.

Employees

We currently two full time employees, including our sole officer and director, Jim Katsanevas. Our President oversees all responsibilities in the areas of corporate administration, business development, and research. We also have an office manager.  We send all our reconditioning to outside mechanics. We have a wholesaler that buys cars for us and other dealers, but he is an independent contractor.

We intend to expand our current management and staff to retain skilled employees with experience relevant to our business focus. In order to expand our operations, we expect to hire one additional employee for collections, one for finance, and four additional salespeople. Obtaining the assistance of individuals with and in-depth knowledge of operations and markets will allow us to build market share more effectively.

Description of Property

Our dealership and executive offices are located at 2760 South State Street, Salt Lake City, Utah 84115. We have a month to month lease for $2,500 on the property. It is a triple net lease and we pay everything except, sewer and water, and property taxes. We have been leasing from the same landlord for 13 years.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Results of Operations for the Three Months Ended March 31, 2011 and 2010

We generated $580,745 in revenue for the three months ended March 31, 2011, as compared with $447,915 for the three months ended March 31, 2010, an increase of $132,830 or 30%. Most of our revenue for both periods was the result of sales.  The remaining portion was interest income.

We generated $571,601 in sales for three months ended March 31, 2011, as compared with $428,218 in sales for the same period ended March 31, 2010, representing an increase of $143,383 or 33%.  These sales figures represent sales of 122 cars sold in the quarter ended March 31, 2011 as compared to 97 cars sold in the same period ended 2010.  The average car sale was for $4,685 in the three months ended March 31, 2011 as compared to $4,414 for the same period ended 2010 an increase of $271 or 6.14% per sales transaction.  Sales figures are primarily affected by supply and demand.  The main reason sales have increased for the quarter ended March 31, 2011 is that we have a new wholesaler working under our license that replaced the old unproductive wholesaler.

We generated interest income of $9,144 for the three months ended March 31, 2011, compared with interest income of $19,697 for the same period ended March 31, 2010, a decrease of $10,553 or 54%. Interest income decreased due to the tighter credit policies we have set.  We are requiring higher down payments, shorter payoff terms and encouraging outside financing.

Our cost of sales of $453,534 resulted in gross profit of $127,211 or 22% of our revenues for three months ended March 31, 2011, as compared with cost of sales of $321,861 and gross profit of $126,054 or 28% of our revenues for the same period ended 2010. Our gross profit margin fluctuates according to certain variables.   Consumer demand at the retail level affects our retail pricing.  Supply and demand or availability at the auto auctions affects our cost of goods sold.  Also sales mix, economy versus luxury and gas guzzler versus gas miser, and the number of cars sold will affect gross profit.  The margin is down for the three months ended March 31, 2011 compared to the prior year because there is generally more volume in wholesale versus retail and but less markup.
We incurred $100,248  in operating expenses for the year three months ended March 31, 2011, as compared with $72,035 in operating expenses for the same period ended 2010 an increase of $28,213 or 39%.  The increase is due to a bad debt expense of $21,458 that was not experienced in the same period ended 2010, and an increase of $6,080 in general and administrative expenses.   Our operating expenses for three months ended March 31, 2011 included $4,303 in advertising expenses, $21,458 in bad debt expenses, $9,050 in payroll expenses, $34,859 in professional expenses, $7,500 in rent expenses,  and $23,078 in other general and administrative expenses.  In contrast, our operating expenses for the three months ended March 31, 2010 included $3,850 in advertising expenses, $0 in bad debt expenses, $11,372 in payroll expenses, $32,315 in professional expenses, $7,500 in rent expenses,  and $16,998 in other general and administrative expenses.

We recorded net income of $16,446 for the three months ended March 31, 2011, compared with net income of $54,019 for the three months ended March 31, 2010.

Results of Operations for the Years Ended December 31, 2010 and 2009

We generated $1,801,479 in revenue for the year ended December 31, 2010, as compared with $1,696,625 for the year ended December 31, 2009 an increase of $104,854 or 6%. Most of our revenue for both years was the result of sales.  The remaining portion was interest income.

We generated $1,750,056 in sales for the year ended December 31, 2010, as compared with $1,631,533 in sales for the year ended December 31, 2009 representing an increase of $118,523 or 7%.  These sales figures represent sales of 384 cars sold in 2010 as compared to 403 cars sold in 2009.  The average car sale was for $4.557 as compared to $4,048 in 2009 an increase of $509 or 12% per sales transaction.  Sales figures are primarily affected by supply and demand.  There have been fewer cars available at the wholesale auctions, inventories are tighter and retail prices have risen.

We generated interest income of $51,423 for the year ended December 31, 2010, compared with interest income of $65,092 for the year ended December 31, 2009 a decrease of $13,669 or 21%. Interest income decreased due to the tighter credit policies we have set.  We are requiring higher down payments, shorter payoff terms and encouraging outside financing.

Our cost of sales of $1,245,189 resulted in gross profit of $556,290 or 30% of our revenues for the year ended December 31, 2010, as compared with cost of sales of $1,460,037 and gross profit of $236,588 or 14% of our revenues for the year ended December 31, 2009. Our gross profit margin fluctuates according to certain variables.   Consumer demand at the retail level affects our retail pricing.  Supply and demand or availability at the auto auctions affects our cost of goods sold.  Also sales mix, economy versus luxury and gas guzzler versus gas miser, and the number of cars sold will affect gross profit.  During 2010 our cost of goods sold was lower due to the fewer number of cars sold and our policy of buying low and selling high.  In 2010 the strategy has been more or less successful.

We incurred $273,158 in operating expenses for the year December 31, 2010, as compared with $246,441 in operating expenses for the same period ended 2009 an increase of $26,717 or 10%.  The increase is due to an increase in professional fees of $24,242 due to increased accounting and legal fees related to our S-1 filing and an increase of $24,002 in general and administrative expenses.  The increases were partially offset by a decrease in bad expense of $27,783 due to the tightening of our credit policies as described above. Our operating expenses for the year ended December 31, 2010 included $134,605 in payroll expenses, $30,000 in rent expenses, $17,993 in advertising expenses, $27,188 in professional fees, $13,035 in bad debt expenses and $50,337 in other general and administrative expenses.  In contrast, our operating expenses for the year ended December 31, 2009 included $127,228 in payroll expenses, $30,000 in rent expenses, $19,114 in advertising expenses, $2,946 in professional fees, $40,818 in bad debt expenses and $26,335 in other general and administrative expenses.

We anticipate our operating expenses will increase as we implement the expansion of our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We recorded net income of $204,614 for the year ended December 31, 2010, compared with a net loss of 9,853 an increase of $214,467. for the year ended December 31, 2009.

Liquidity and Capital Resources

As of March 31, 2011, we had $475,348 in current assets and current liabilities in the amount of $579,739. Accordingly, we had a working capital deficit of $104,391 as of March 31, 2011. We generated $128,073 of cash from operations for the three months ended March 31, 2011 compared to $118,097 for the same period in 2010.

We are able to maintain on cash from our operations for the next 12 months.  However, we required additional financing to expand our business operations.  Our business plan calls for ongoing expenses in increasing inventory, staff, financing, and marketing, and possibly moving to a larger location. At the present time, we do not know more specific information about our expansion plans, the timing of our plans, or the cost involved.

If no additional financing is secured, we will not be able to pay our expenses to pursue our business plan. If that is the case, our business will not grow as desired. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. If we are unable to succeed in marketing our dealership and making sufficient sales to support our expanded business operations, we will be unable to achieve profitable operations.

Off Balance Sheet Arrangements

As of March 31, 2011 , there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

Except as follows, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

• Any of our directors or officers;
• Any person proposed as a nominee for election as a director;
• Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
• Any of our promoters;
• Any relative or spouse of any of the foregoing persons who has the same house address as such person.

On April 20, 2010, we entered into a share exchange agreement with Crown Auto, Inc., whereby we acquired all of the issued and outstanding shares of the Utah corporation in exchange for 5,000,000 shares of our common stock to the sole owner of Crown Auto, Inc., and our officer and director, Jim Katsanevas.

Prior to the acquisition of Crown Auto, Inc. described above, Mr. Katsanevas received owner distributions of $121,512 from January 1, 2010 through June 30, 2010 which is the date that Crown Auto, Inc.’s election as an S-corporation was terminated. For the year ended December 31, 2009, Mr. Katsanevas received owner distributions of $222,536.  On June 30, 2010 and in conjunction with the termination of Crown Auto, Inc.’s S-corporation election, Mr. Katsanevas of was issued a note payable for the amount of the undistributed retained earnings, which equaled $605,000. The loan is unsecured, due upon demand and non-interest bearing.

Owner distributions during the period from January 1, 2010 through June 30, 2010 totaled $726,512, with $605,000 being in the form of a note payable and $121,512 being in cash. From July 1, 2010 through December 31, 2010, we repaid $122,524 on this note. During the three months ended March 31, 2011, we repaid an additional $15,000 on the note, leaving a total balance of $470,757 as of March 31, 2011

Director Independence

Our sole member of our Board of Directors is not independent, as “independent” is defined in the rules of the NASDAQ National Market System.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock.  We anticipate making an application for trading of our common stock on the FINRA over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be quoted on the bulletin board, or if quoted, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-one (31) holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be quoted on the OTC Bulletin Board.  We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form S-1 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form S-1 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTC Bulletin Board.  To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no guarantee we will find a market maker to file such an application, that an application will ever be approved, or that a trading market will ever develop or be sustained. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the periods ended December 31, 2009 and December 31, 2010.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jim Katsanevas, President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director	2009 2010	50,000 50,000	0 0	0 0	0 0	0 0	0 0	0 0	50,000 50,000

Narrative Disclosure to Summary Compensation Table

We do not currently have an employment agreement with Mr. Katsanevas.  His salary is determined by the board of directors for the work her performs.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Jim Katsanevas	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to date of this Prospectus.

Financial Statements

Index to Financial Statements:

Audited financial statements

F-1	Consolidated Balance Sheets as of March 31, 2011 and 2010
F-2	Consolidated Statements of Operations for the quarter ended March 31, 2011 and 2010
F-3	Consolidated Statement of Stockholders’ Equity (Deficit) for the years quarter March 31, 2011 and 2010
F-4	Consolidated Statements of Cash Flows for the years quarter March 31, 2011 and 2010
F-5	Notes to Consolidated Financial Statements
F-7	Audit Report of Independent Accounts for Audited financial statements for the years ended December 31, 2010 and 2009
F-8	Consolidated Balance Sheets as of December 31, 2010 and 2009
F-9	Consolidated Statements of Operations for the years ended December 31, 2010 and 2009
F-10	Consolidated Statement of Stockholders’ Equity for the years ended December 31, 2010 and 2009
F-11	Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009
F-12	Notes to Consolidated Financial Statements

CROWN AUTO HOLDINGS, INC.
Consolidated Balance Sheets

ASSETS

	March 31,	December 31,
	2011	2010
CURRENT ASSETS	(Unaudited)

Cash	$179,725	$66,652
Restricted cash	-	13,074
Installment loans receivable, net	101,498	119,083
Inventory	194,125	256,681

Total Current Assets	475,348	455,490

PROPERTY AND EQUIPMENT, net	-	-

TOTAL ASSETS	$475,348	$455,490

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$19,948	$12,052
Income taxes payable	89,034	78,518
Related party payable	470,757	485,757

Total Current Liabilities	579,739	576,327

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 10,000,000 shares authorized at par value of $0.001; no shares issued and outstanding	-	-
Common stock, 90,000,000 and 50,000 shares authorized at par value of $0.001 and $1.00; 8,000,000 and 8,000,000 shares issued and outstanding, respectively	8,000	8,000
Additional paid-in capital	(251,648)	(251,648)
Retained earnings	139,257	122,811

Total Stockholders' Equity (Deficit)	(104,391)	(120,837)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$475,348	$455,490

The accompanying notes are an integral part of these financial statements.

CROWN AUTO HOLDINGS, INC.
Consolidated Statement of Operations
(Unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
REVENUES, net
Sales	$571,601	$428,218
Interest Income	9,144	19,697
Total Revenues	580,745	447,915

COST OF SALES, net	453,534	321,861

GROSS PROFIT	127,211	126,054

OPERATING EXPENSES

Advertising expense	4,303	3,850
Bad debt expense	21,458	-
Payroll expenses	9,050	11,372
Professional fees	34,859	32,315
Rent expense	7,500	7,500
General and administrative expenses	23,078	16,998

Total Operating Expenses	100,248	72,035

OPERATING INCOME (LOSS)	26,963	54,019

INCOME (LOSS) BEFORE INCOME TAXES	26,963	54,019
PROVISION FOR INCOME TAXES	(10,517)	-

NET INCOME (LOSS)	$16,446	$54,019

PROFORMA PROVISION FOR INCOME TAXES	$-	$(21,067)

PROFORMA NET INCOME	$16,446	$32,952

BASIC AND DILUTED INCOME PER SHARE	$0.00	$0.01
PROFORMA BASIC AND DILUTED INCOME PER SHARE	$0.00	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	8,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

CROWN AUTO HOLDINGS, INC.
Consolidated Statement of Stockholders' Equity (Deficit)

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance, December 31, 2009	5,000,000	$5,000	$(4,000)	$397,061	$398,061

Owner distribution	-	-	-	(121,512)	(121,512)

Equity converted to note payable in conjunction with merger	-	-	(247,648)	(357,352)	(605,000)

Common stock sold for cash at $0.001 per share	3,000,000	3,000	-	-	3,000

Net income for the year ended December 31, 2010	-	-	-	204,614	204,614

Balance, December 31, 2010	8,000,000	8,000	(251,648)	122,811	(120,837)

Net income for the three months ended March 31, 2011 (unaudited)	-	-	-	16,446	16,446

Balance, March 31, 2011 (unaudited)	8,000,000	$8,000	$(251,648)	$139,257	$(104,391)

The accompanying notes are an integral part of these financial statements.

CROWN AUTO HOLDINGS, INC.
Consolidated Statement of Cash Flows
(Unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$16,446	$54,019
Adjustments to reconcile net income (loss) to net
provided by operating activities:
Bad debt expense	21,458	-
Changes in operating assets and liabilities
Restricted cash	13,074	-
Installment loans receivable	(3,873)	7,348
Inventory	62,556	63,742
Income taxes payable	10,516	-
Accounts payable and accrued expenses	7,896	(7,012)

Net Cash Provided by Operating Activities	128,073	118,097

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Repayment of related party loans	(15,000)	-
Owner distributions	-	(71,532)

Net Cash Used in Financing Activities	(15,000)	(71,532)

NET INCREASE IN CASH	113,073	46,565
CASH AT BEGINNING OF PERIOD	66,652	20,501

CASH AT END OF PERIOD	$179,725	$67,066

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Retained earnings
CASH PAID FOR:
Interest	$-	$-
Income Taxes	$-	$-

NON CASH FINANCING ACTIVITIES:	$-	$-

The accompanying notes are an integral part of these financial statements.

CROWN AUTO, INC.
Notes to Financial Statements
March 31, 2011 and December 31, 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2011, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2010 audited financial statements.  The results of operations for the periods ended March 31, 2011 and 2010 are not necessarily indicative of the operating results for the full years.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventory
The Company’s inventory consists of various makes and models of used automobiles. The automobiles are purchased primarily from various auction outlets. The automobiles are recorded and valued at cost. Cost includes the initial purchase price of the vehicle and any costs incurred to recondition or repair the vehicle prior to sale.  Management performs periodic reviews of its slow-moving inventory for possible impairment. When slow-moving inventory is identified, its cost is also adjusted so as to represent the lower of cost or market at all times.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

NOTE 3 – SHARE EXCHANGE AGREEMENT

On April 20, 2010, the Company entered into a share exchange agreement to acquire Crown Auto, Inc. (“CAI”) a corporation organized under the laws of Utah in July of 1999.  In accordance with the share exchange agreement, the Company issued 5,000,000 shares of common stock to the shareholder of CAI. Due to the fact that the companies were held under common control at the time of acquisition, the Company has recorded for the acquisition using the pooling of interest method of accounting. The assets, liabilities and stockholders’ equity for each Company has been combined as of the acquisition date, and on a retroactive basis. Under the share exchange agreement, CAI became a wholly-owned subsidiary of the Company, and CAI will continue to own its assets and operate its business as a wholly-owned subsidiary of the Company.

NOTE 4 – RELATED-PARTY NOTE PAYABLE

Prior to the acquisition of CAI described in Note 3, the sole shareholder and related-party of CAI had received owner distributions totaling $121,512 from January 1, 2010 through June 30, 2010 which is the date that the S-corporation election of CAI was terminated.  On June 30, 2010 and in conjunction with the termination of CAI’s S-corporation election, the shareholder of CAI was issued a note payable for the amount of the undistributed retained earnings of CAI, which totaled $605,000. The note is unsecured, due upon demand and non-interest bearing. From July 1, 2010 through March 31, 2011, the Company repaid $134,243 on this note. As of March 31, 2011 the Company owes $470,757 on this loan to the related party.

NOTE 5 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company’s management has reviewed all material events there are no material subsequent events to report.

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Crown Auto Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Crown Auto Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Crown Auto Holdings, Inc. as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
April 14, 2011

CROWN AUTO HOLDINGS, INC.
Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
ASSETS

CURRENT ASSETS

Cash	$66,652	$20,501
Restricted cash	13,074	-
Installment loans receivable, net	119,083	120,833
Inventory	256,681	268,061

Total Current Assets	455,490	409,395

PROPERTY AND EQUIPMENT, net	-	-

TOTAL ASSETS	$455,490	$409,395

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$12,052	$11,334
Income taxes payable	78,518	-
Related party payable	485,757	-

Total Current Liabilities	576,327	11,334

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 10,000,000 shares authorized at par value of $0.001; no shares issued and outstanding	-	-
Common stock, 90,000,000 and 50,000 shares authorized at par value of $0.001 and $1.00; 8,000,000 and 5,000,000 shares issued and outstanding, respectively	8,000	5,000
Additional paid-in capital	(251,648)	(4,000)
Retained earnings (deficit)	122,811	397,061

Total Stockholders' Equity (Deficit)	(120,837)	398,061

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$455,490	$409,395

The accompanying notes are an integral part of these financial statements.

CROWN AUTO HOLDINGS, INC.
Consolidated Statements of Operations

	For the Years Ended December 31,
	2010	2009

REVENUES, net
Sales	$1,750,056	$1,631,533
Interest Income	51,423	65,092
Total Revenues	1,801,479	1,696,625

COST OF SALES, net	1,245,189	1,460,037

GROSS PROFIT	556,290	236,588

OPERATING EXPENSES

Advertising expense	17,993	19,114
Bad debt expense	13,035	40,818
Payroll expenses	134,605	127,228
Professional fees	27,188	2,946
Rent expense	30,000	30,000
General and administrative expenses	50,337	26,335

Total Operating Expenses	273,158	246,441

OPERATING INCOME (LOSS)	283,132	(9,853)

INCOME (LOSS) BEFORE INCOME TAXES	283,132	(9,853)
PROVISION FOR INCOME TAXES	(78,518)	-

NET INCOME (LOSS)	$204,614	$(9,853)

PROFORMA PROVISION FOR INCOME TAXES	$(31,903)	-

PROFORMA NET INCOME (LOSS)	$172,711	-

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$0.03	$(0.00)

PROFORMA BASIC AND DILUTED INCOME (LOSS) PER SHARE	$0.03	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	6,898,630	5,000,000

The accompanying notes are an integral part of these financial statements.

CROWN AUTO HOLDINGS, INC.
Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total

Balance, December 31, 2008	5,000,000	$5,000	$(4,000)	$629,450	$630,450

Owner distribution	-	-	-	(222,536)	(222,536)

Net loss for the year ended December 31, 2009	-	-	-	(9,853)	(9,853)

Balance, December 31, 2009	5,000,000	5,000	(4,000)	397,061	398,061

Owner distribution	-	-	-	(121,512)	(121,512)

Equity converted to note payable in conjunction with merger	-	-	(247,648)	(357,352)	(605,000)

Common stock sold for cash at $0.001 per share	3,000,000	3,000	-	-	3,000

Net income for the year ended December 31, 2010	-	-	-	204,614	204,614

Balance, December 31, 2010	8,000,000	$8,000	$(251,648)	$122,811	$(120,837)

The accompanying notes are an integral part of these financial statements.

CROWN AUTO HOLDINGS, INC.
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$204,614	$(9,853)
Adjustments to reconcile net income (loss) to net provided by operating activities:
Bad debt expense	13,035	40,818
Changes in operating assets and liabilities
Restricted cash	(13,074)
Accounts receivable	(11,285)	64,896
Inventory	11,380	85,299
Income taxes payable	78,518	-
Accounts payable and accrued expenses	718	(22,469)

Net Cash Provided by Operating Activities	283,906	158,691

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Common stock issued for cash	3,000	-
Repayment of related party loans	(122,524)	-
Proceeds from related party loans	3,281	-
Owner distributions	(121,512)	(222,536)

Net Cash Used in Financing Activities	(237,755)	(222,536)

NET INCREASE (DECREASE) IN CASH	46,151	(63,845)
CASH AT BEGINNING OF YEAR	20,501	84,346

CASH AT END OF YEAR	$66,652	$20,501

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$-	$-
Income Taxes	$-	$-

NON CASH FINANCING ACTIVITIES:
Retained earnings and additional paid-in capital
converted to related party payable	$605,000	$-

The accompanying notes are an integral part of these financial statements.

CROWN AUTO HOLDINGS, INC.
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND HISTORY

Crown Auto Holdings, Inc. was incorporated in the state of Nevada in March of 2009. On April 20, 2010, the Company entered into a share exchange agreement to acquire Crown Auto, Inc. (“CAI”) a corporation organized under the laws of Utah in July of 1999.  In accordance with the share exchange agreement, the Company issued 5,000,000 shares to the shareholder of CAI. Due to the fact that the companies were held under common control at the time of acquisition, the Company has recorded for the acquisition using the pooling of interest method of accounting. The assets, liabilities and stockholders’ equity for each Company has been combined as of the acquisition date and on a retroactive basis. Under the share exchange agreement, CAI became a wholly owned subsidiary of the Company, and CAI will continue to own its assets and operate its business as a wholly-owned subsidiary of the Company.

The Company has operates a used automobile dealership in Salt Lake City, Utah. In addition to automobile sales, the Company also offers dealer financing arrangements to certain buyers.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expense during the reporting period. Actual results could differ from those estimates.

Reclassification Footnote
Certain amounts in the December 31, 2009 financial statements have been reclassified to conform to the presentation in the December 31, 2010 financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.  The consolidated financial statements present the consolidated operations of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Concentration of Risk
The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000. At December 31, 2010 and 2009, the Company’s bank deposits did not exceed the insured limits.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Inventory
The Company’s inventory consists of various makes and models of used automobiles. The automobiles are purchased primarily from various auction outlets. The automobiles are recorded and valued at cost. Cost includes the initial purchase price of the vehicle and any costs incurred to recondition or repair the vehicle prior to sale.  Management performs periodic reviews of its slow-moving inventory for possible impairment. When slow-moving inventory is identified, its cost is also adjusted so as to represent the lower of cost or market at all times.

From time to time the Company repossesses vehicles where installment loans were provided but have been defaulted. Repossessed vehicles are included in inventory at the value of the outstanding loan when repossessed and costs incurred to repossess the vehicle. During the years ended December 31, 2010 and 2009, the Company repossessed 13 and 33 vehicles, respectively.

CROWN AUTO HOLDINGS, INC.
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Installment Loans Receivable
Installment loans receivable pertain primarily to the Company’s financing activities on sales of used cars and are carried at principal amount, less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. These car loan receivables are deemed simple interest loans with interest being computed on the outstanding principal balance. The terms of the Company’s financing activities generally include a 30% down payment, 24% annual interest, and payment terms extending up to 18 months. No origination fees are charged to customers on these loans. A penalty is charged on payments that are 5 days past due and interest is accrued on all unpaid balances. An installment loan receivable is considered to be past due if any portion of the receivable balance has not been received by the contractual pay date.

Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables, and changes in payment histories. Installment loan receivables are written off against reserves when deemed uncollectible or taken immediately to bad debt expense if reserves during a year are exhausted. Recoveries of installment loan receivables previously written off are recorded when received. The Company has recorded an allowance for doubtful accounts of $51,036 and $51,786 as of December 31, 2010 and 2009, respectively.

The outstanding net installment loan receivable balances consist of principle and accrued interest balances. Loans are written off against the Company’s estimated allowance when the vehicle is repossessed or when collection of payment and re-acquisition of the collateralized vehicle is determined to be improbable.

The below table shows the original principle balance and accrued interest comprising the ending balance of the Company’s installment loans receivable.

	2010	2009
Principle	$168,679	$170,893
Accrued Interest	1,440	1,726
Allowance for Doubtful Accounts	(51,036)	(51,786)
Net Installment Loans Receivable	$119,083	$120,833

Fixed Assets
Fixed assets are recorded as cost. Major additions and improvements are capitalized. Maintenance and repairs that do not extend the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over their useful lives, primarily 5 years. As of December 31, 2010 and 2009 the Company’s fixed assets totaling $62,024 were fully depreciated and therefore have no carrying value.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Fair Value of Financial Instruments
The Company adopted the standard issued by the FASB, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

CROWN AUTO HOLDINGS, INC.
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (Continued)
Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported on the balance sheets for cash, accounts receivable, and accounts payable and accrued expenses, approximate their fair market value based on the short-term maturity of these instruments.

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2010, on a non-recurring basis:

Description	Level 1	Level 2	Level 3	Total
Related party notes payable	$-	$-	$(485,757)	$(485,757)
Total	$-	$-	$(485,757)	$(485,757)

The standard issued by the FASB concerning the fair value option for financial assets and liabilities, became effective for the Company on January 1, 2008. The standard establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. For the years ended December 31, 2010 and 2009, there were no applicable items on which the fair value option was elected.

Revenue Recognition
The Company’s sales revenue is derived from the sale of automobiles, as well as from providing financing services to certain automobile buyers. Automobile sales are most often financed through outside financial institutions, in which case the Company records revenue at the time the sales documents are executed and full payment is received from the financial institution. Automobile sales transactions in which dealer financing is provided by the Company result in the Company recognizing revenues when sales documents are executed, payment is received, and the Company holds no further obligations with respect to the automobile. Interest income earned from installment loans is accrued using the simple interest method at the stated rate of the loan, generally a rate of 24%.

Cost of Sales
The Company’s cost of sales consists of three components:  (1) the original purchase price of the vehicle; (2) taxes, license and other fees associated with purchasing the vehicle, (3) expenses incurred to repair, recondition, and inspect the vehicles prior to placing the vehicle for sale on the lot.

Advertising and Marketing
The Company expenses advertising costs in the period in which they are incurred. Advertising and marketing expense was $17,993 and $19,114 for the years ended December 31, 2010 and 2009, respectively.

General and Administrative Expenses
The Company’s general and administrative expenses consist of all other expenses incurred in normal operations of the business and include insurance, telephone and internet, office supplies and utilities. All expenses that exceed 10% of total expenses are segregated into a separate line on the Company’s statements of operation. All other expenses incurred that individually fall below the 10% threshold are included in general and administrative expense.

CROWN AUTO HOLDINGS, INC.
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes
The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

In July, 2006, the FASB issued ASC 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. ASC 740 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. ASC 740 became effective as of January 1, 2007 and had no impact on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Basic and Diluted Net income (Loss) per Share
The Company computes net income (loss) per share in accordance with ASC 260 which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.  For the year ended December 31, 2010 and 2009, the Company had no dilutive or potentially dilutive instruments.

Recent Accounting Pronouncements
Below is a listing of the most recent accounting pronouncements issued. The Company has evaluated these pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial positions, results of operations or cash flows.

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167.

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166.

CROWN AUTO HOLDINGS, INC.
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)
In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued.

In July 2009, the FASB ratified the consensus reached by ASC Topic 470 "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance”. The provisions of ASC 470, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. ASC 470 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009.

NOTE 3 – SIGNIFICANT EVENTS

On April 20, 2010, the Company acquired Crown Auto, Inc. (“CAI”), a corporation organized under the laws of Utah on July 19, 1999.  In accordance with the share exchange agreement, the Company issued 5,000,000 shares to the shareholder of CAI.  Due to the fact that the companies were held under common control at the time of acquisition, the Company has recorded for the as a recapitalization with the effects of the acquisition being retroactively restated in the Company’s financial statements. The assets, liabilities and stockholders’ equity for each Company has been combined as of the acquisition date and on a retroactive basis.

Under the Exchange Agreement, CAI became a wholly owned subsidiary of the Company, and CAI will continue to own its assets and operate its business as a wholly-owned subsidiary of the Company.

During May 2010, the Company completed a private placement of 3,000,000 of its common shares for cash at $0.001 per share for net proceeds of $3,000.

CROWN AUTO HOLDINGS, INC.
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2010 and 2009, respectively:

Equipment	$31,314	$31,314
Furniture and fixtures	4,771	4,771
Leasehold improvements	25,939	25,939
Total Property and Equipment	62,024	62,024
Accumulated Depreciation	(62,024)	(62,024)
Net Property and Equipment	$-	$-

NOTE 5 – RELATED PARTY TRANSACTIONS

For the year ended December 31, 2009, the sole shareholder and related party of CAI received owner distributions of $222,536.  Prior to the acquisition of CAI as described in Note 3, and during the period from January 1, 2010 through June 30, 2010, which is the date that the S-corporation election of CAI was terminated, the shareholder received owner distributions of $121,512.  On June 30, 2010 and in conjunction with the termination of CAI’s S-corporation election, the shareholder of CAI was issued a note payable for $605,000, which was the amount of the undistributed retained earnings of CAI, which equaled approximately $357,000 and a dividend in excess of retained earnings of approximately $248,000. The loan is unsecured, due upon demand and non-interest bearing.

Owner distributions during the period from January 1, 2010 through June 30, 2010 totaled $726,512, with $605,000 being in the form of the note payable and $121,512 being in cash. From July 1, 2010 through December 31, 2010, the Company repaid $122,524 on the note. From the date of acquisition through December 31, 2010 the Company borrowed from the related party an additional $3,281 for operations.  As of December 31, 2010 the Company owes $485,757 on this loan to the related party.

NOTE 6 – INCOME TAXES

The Company’s provision for income taxes was $78,518 and $-0- for the years ended December 31, 2010 and 2009 respectively. The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% (34% federal and 5% state) to pretax income from continuing operations for the years ended December 31, 2010 and 2009 due to the following:

	2010	2009
Income before income taxes	$110,421	$-
Subchapter S flowthrough	(31,903)	-
Provision for income taxes	$78,518	$-

No provision has been made in the financial statements for income taxes before the Company changed its income tax election from Subchapter S to C Corporation as all income and losses were taxed at the shareholder level.  The following tables show the proforma tax effects of significant items comprising the Company's net deferred taxes from January 1, 2010 through June 30, 2010 and for the year ended December 31, 2009 under its Subchapter S tax election.

	2010	2009
Pro forma income tax expense	$110,421	$-
Benefit of Subchapter S income flow through	(31,903)	-
Provision for income taxes	$78,518	$-
Provision for income tax (federal)	$68,452	$-
Provision for income tax (state)	$10,066	$-

CROWN AUTO HOLDINGS, INC.
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 6 – INCOME TAXES (CONTINUED)

In July, 2006, the FASB issued ASC 740, “Accounting for Uncertainty in Income Taxes” which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. ASC 740 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. ASC 740 became effective as of July 1, 2008 and had no impact on the Company’s financial statements.

The Company has filed income tax returns in the United States and Utah. All tax years prior to 2007 are closed by expiration of the statute of limitations. The years ended December 31, 2010, 2009, and 2008 are open for examination.

The Company has had numerous transactions in its common stock.  Such transactions may have resulted in a change in the Company's ownership, as defined in the Internal Revenue Code Section 382. Such change may result in an annual limitation on the amount of the Company's taxable income that may be offset with its net operating loss carry-forwards. The Company has not evaluated the impact of Section 382, if any, on its ability to utilize its net operating loss carry forwards in future years.

NOTE 7 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the financial statements were issued and there were no significant subsequent events to report.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$3.48
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000
Total	$27,003.48

All amounts are estimates.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
3.	a transaction from which the director derived an improper personal profit; and
4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;
2.	the proceeding was authorized by our Board of Directors;
3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;
4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

On April 20, 2010, we entered into a share exchange agreement with Crown Auto, Inc., whereby we acquired all of the issued and outstanding shares of the Utah corporation in exchange for 5,000,000 shares of our common stock to the sole owner of Crown Auto, Inc., and our officer and director, Jim Katsanevas.  The 5,000,000 shares of common stock are restricted shares as defined in the Securities Act.  The shares were issued pursuant to the exemption from registration found in Section 4(2) of the Securities Act of 1933, as amended. No general solicitation or advertising was used in connection with the sale of these shares.  Mr. Katsanevas has knowledge and experience in finance and business matters to evaluate the merits of the investment or is able to bear the investment’s economic risk.  Mr. Katsanevas was provided with the access to sufficient information about us to make an informed investment decision. Mr. Katsanevas represented his intention to acquire the securities for investment only and not with a view toward distribution. None of his shares were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

The 5,000,000 shares issued in connection with the share exchange were valued at a negative $238,477 which is excess of the liabilities assumed over the predecessor cost of the assets acquired. Accordingly the transaction resulted in negative paid in capital of $238,477.

In May of 2010, we completed a private placement and issued 3,000,000 shares of our common stock pursuant to Regulation D, Rule 504 of the Securities Act. All shares were issued at a price of $0.001 per share. We received proceeds of $3,000 from the offering. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation D offering. No general solicitation or advertising was used in connection with our Regulation D offering.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
5.1	Opinion of Ryan Alexander, Esq., with consent to use (1)
10.1	Share Exchange Agreement, dated April 20, 2010
23.1	Consent of Sadler Gibb & Associates
24.1	Power of Attorney (see attached signature page)
99.1	Form Subscription Agreement used in the May 20, 2010 offering

(1) Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake City, UT on July 5 , 2011.

Crown Auto Holdings, Inc.

By: /s/ Jim Katsanevas
Jim Katsanevas
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jim Katsanevas as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By: /s/ Jim Katsanevas
Jim Katsanevas
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director
July 5 , 2011